EXHIBIT 11


                                   AMPHENOL CORPORATION

                            Computation of Per Share Earnings

                       For the Three Years Ended December 31, 1998
                     (dollars in thousands, except per share amounts)

                                                                   Year Ended December 31,
                                                        -----------------------------------------
                                                            1998            1997           1996
                                                        ----------      ----------     ----------
Income before extraordinary item ......................    $36,510         $51,264        $67,578
Extraordinary item:
Loss on early extinguishment of debt,
  net of income taxes .................................       --           (24,547)          --
                                                           -------         -------        -------
Net income applicable to Common Stock .................    $36,510         $26,717        $67,578
                                                           =======         =======        =======

Net income per common share:
  Income before extraordinary item ....................      $2.07           $1.84          $1.45
  Extraordinary loss ..................................       --              (.88)           --
                                                             -----            ----          -----
  Net income ..........................................      $2.07            $.96          $1.45
                                                             =====            ====          =====

Average common shares outstanding ..................... 17,663,212      27,806,260     46,649,541
                                                        ==========      ==========     ==========

Net income per common share - assuming dilution:
  Income before extraordinary item ....................      $2.03           $1.83          $1.45
  Extraordinary loss ..................................       --              (.88)           --
                                                             -----           -----          -----
  Net income ..........................................      $2.03           $ .95          $1.45
                                                             =====           =====          =====

Average common shares outstanding ..................... 17,663,212      27,806,260     46,649,541
Employee stock options ................................    279,185         196,717         71,359
                                                        ----------      ----------     ----------
Average common shares outstanding-assuming dilution ... 17,942,397      28,002,977     46,720,900
                                                        ==========      ==========     ==========